Exhibit 99.1

EastGroup Properties Announces
Third Quarter 2025 Results

Quarter Highlights

•Net Income Attributable to Common Stockholders of $1.26 Per Diluted Share for Third Quarter 2025 Compared to $1.13 Per Diluted Share for Third Quarter 2024
•Funds from Operations (“FFO”) of $2.27 Per Diluted Share for Third Quarter 2025 Compared to $2.13 Per Diluted Share for Third Quarter 2024, an Increase of 6.6%; Increase of 7.3% Year-to-Date
•Same Property Net Operating Income for the Same Property Pool, Excluding Income From Lease Terminations, Increased 7.7% on a Straight-Line Basis and 6.9% on a Cash Basis for Third Quarter 2025 Compared to the Same Period in 2024
•Operating Portfolio was 96.7% Leased and 95.9% Occupied as of September 30, 2025; Average Occupancy of Operating Portfolio was 95.7% for Third Quarter 2025 as Compared to 96.7% for Third Quarter 2024
•Rental Rates on New and Renewal Leases Increased an Average of 35.9% on a Straight-Line Basis
•Acquired Three Operating Properties, Two in Raleigh and One in Dallas, Containing 638,000 Square Feet for Approximately $122 Million
•Started Construction of a Development Project Located in Dallas Containing 161,000 Square Feet with Projected Total Cost of Approximately $27 Million
•Transferred Four Development Projects Containing 864,000 Square Feet to the Operating Portfolio
•Declared 183rd Consecutive Quarterly Cash Dividend: Increased the Dividend by $0.15 Per Share (10.7%) to $1.55 Per Share

JACKSON, MISSISSIPPI, October 23, 2025 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”, “we”, “us” or “EastGroup”) announced today the results of its operations for the three and nine months ended September 30, 2025.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “I’m proud of the quarterly results the team created this quarter as well as year-to-date. These results are a testament to our team, our properties and our markets, in that order. We’re exceeding our initial guidance in spite of indecisiveness by development prospects throughout much of the year. And now we’re in the early stages of seeing those prospect concerns thawing. With limited supply and ever growing demand, we are excited about our pathway. Looking beyond this environment, I remain bullish on the continuing external trends benefitting our shallow bay, last mile, high-growth market portfolio.”

EARNINGS PER SHARE

Three Months Ended September 30, 2025
On a diluted per share basis, earnings per common share (“EPS”) were $1.26 for the three months ended September 30, 2025, compared to $1.13 for the same period of 2024. The increase in EPS was primarily due to the following:
•The Company’s property net operating income (“PNOI”) was $134,374,000 ($2.52 per diluted share) for the three months ended September 30, 2025, as compared to $118,990,000 ($2.43 per diluted share) for the same period of 2024, which was an increase of $0.09 per diluted share.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.EastGroup.net

•Interest expense was $7,685,000 ($0.14 per diluted share) for the three months ended September 30, 2025, as compared to $9,871,000 ($0.20 per diluted share) for the same period of 2024, which was a decrease of $0.06 per diluted share.
The increase in EPS was partially offset by the following:
•Depreciation and amortization expense was $54,131,000 ($1.02 per diluted share) for the three months ended September 30, 2025, as compared to $48,917,000 ($1.00 per diluted share) for the same period of 2024, which was an an increase of $0.02 per diluted share.
•Weighted average shares outstanding increased by 4,265,000 on a diluted basis for the three months ended September 30, 2025, as compared to the same period of 2024.

Nine Months Ended September 30, 2025
Diluted EPS for the nine months ended September 30, 2025 was $3.60 compared to $3.49 for the same period of 2024. The increase in EPS was primarily due to the following:
•PNOI was $389,736,000 ($7.41 per diluted share) for the nine months ended September 30, 2025, as compared to $344,128,000 ($7.10 per diluted share) for the same period of 2024, which was an increase of $0.31 per diluted share.
•Interest expense was $23,400,000 ($0.44 per diluted share) for the nine months ended September 30, 2025, as compared to $29,764,000 ($0.61 per diluted share) for the same period of 2024, which was a decrease of $0.17 per diluted share.
The increase in EPS was partially offset by the following:
•There were no gains on sales of real estate investments recognized during the nine months ended September 30, 2025. EastGroup recognized gains on sales of real estate investments of $8,751,000 ($0.18 per share) during the nine months ended September 30, 2024.
•Depreciation and amortization expense was $159,663,000 ($3.03 per diluted share) for the nine months ended September 30, 2025, as compared to $139,749,000 ($2.89 per diluted share) for the same period of 2024, which was an increase of $0.14 per diluted share.
•Weighted average shares outstanding increased by 4,189,000 on a diluted basis for the nine months ended September 30, 2025, as compared to the same period of 2024.

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended September 30, 2025
For the three months ended September 30, 2025, funds from operations attributable to common stockholders (“FFO”) were $2.27 per diluted share compared to $2.13 per diluted share during the same period of 2024, an increase of 6.6%.

PNOI increased by $15,384,000, or 12.9%, during the three months ended September 30, 2025, compared to the same period of 2024. PNOI increased $6,911,000 due to same property operations (based on the same property pool), $6,106,000 due to 2024 and 2025 acquisitions, and $2,613,000 due to newly developed and value-add properties, and decreased $51,000 due to operating properties sold in 2024 and 2025.

Same PNOI, Excluding Income from Lease Terminations, increased 7.7% on a straight-line basis for the three months ended September 30, 2025, compared to the same period of 2024; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 6.9%.

On a straight-line basis, rental rates on new and renewal leases signed during the three months ended September 30, 2025 (representing 4.0% of our total square footage) increased an average of 35.9%.

Nine Months Ended September 30, 2025
FFO for the nine months ended September 30, 2025, was $6.64 per diluted share compared to $6.19 per diluted share during the same period of 2024, an increase of 7.3%.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, was $6.61 per diluted share for the nine months ended September 30, 2025, compared to $6.16 per diluted share for the same period of 2024, an increase of 7.3%.

PNOI increased by $45,608,000, or 13.3%, during the nine months ended September 30, 2025, compared to the same period of 2024. PNOI increased $20,371,000 due to same property operations (based on the same property pool), $18,055,000 due to 2024 and 2025 acquisitions, and $8,277,000 due to newly developed and value-add properties, and decreased $289,000 due to operating properties sold in 2024 and 2025.

Same PNOI, Excluding Income from Lease Terminations, increased 6.5% on a straight-line basis for the nine months ended September 30, 2025, compared to the same period of 2024; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 6.2%.

On a straight-line basis, rental rates on new and renewal leases signed during the nine months ended September 30, 2025 (representing 11.4% of our total square footage) increased an average of 42.1%.

The same property pool for the nine months ended September 30, 2025 includes properties which were included in the operating portfolio for the entire period from January 1, 2024 through September 30, 2025; this pool is comprised of properties containing 54,721,000 square feet.

FFO, FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims, PNOI, and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO and FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

ACQUISITIONS

As previously announced, EastGroup acquired two business distribution buildings in the Raleigh-Durham market located near Research Triangle Park. LifeScience Logistics Center, a 251,000 square foot industrial property which was constructed in 2024, was acquired for $47,150,000. The Company also acquired Lumley Logistics Center for $14,174,000, which contains 67,000 square feet and was constructed in 2023. Both properties are 100% leased, and these acquisitions expand the Company's portfolio in the Raleigh-Durham market to 592,000 square feet, which is 100% leased.

In September 2025, EastGroup acquired McKinney Airport Trade Center, three business distribution buildings totaling 320,000 square feet, for $60,641,000. These buildings, which were developed in 2023, are located in the Northeast Dallas submarket and are currently 100% leased to six tenants. The Company is also under contract to purchase an adjacent land parcel, which is expected to close in October 2025 and will accommodate the future development of five buildings totaling approximately 385,000 square feet.

Also as previously announced, in July 2025, the Company closed on the acquisition of North Ridge Logistics Center Land, which contains approximately 37 acres of development land in the Orlando market for $8,640,000. This site is expected to accommodate the future development of a building containing approximately 230,000 square feet.

In July 2025, the Company closed on the acquisition of approximately 40 acres of development land in the Northeast submarket of Dallas, known as The Ridge Land, for $24,925,000. This site is projected to accommodate the future development of three buildings containing approximately 440,000 square feet.

Subsequent to September 30, 2025, also in the Northeast submarket of Dallas and near the Frisco Park 121 Land acquired in June 2025, EastGroup closed on the acquisition of approximately 16 acres of development land for approximately $10,200,000. This land, known as Frisco 121 East Land, is expected to accommodate the future development of two buildings containing approximately 180,000 square feet.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the third quarter of 2025, EastGroup began construction of one new development project containing 161,000 square feet located in Dallas, with projected total costs of $27,000,000.

The development projects started during the first nine months of 2025 are detailed in the table below:

Development Projects Started in 2025	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)
Dominguez(1)	Los Angeles, CA	262,000	02/2027	$9,200
Station 24 1 & 2	Nashville, TN	180,000	04/2027	35,700
Greenway 100 & 200	Atlanta, GA	289,000	06/2027	34,200
McKinney 5 & 6	Dallas, TX	161,000	08/2027	27,000
Total Development Projects Started		892,000		$106,100
(1) Represents a redevelopment project.

At September 30, 2025, EastGroup’s development and value-add program consisted of 15 projects (3,011,000 square feet) in 12 markets. The projects, which were collectively 9% leased as of October 22, 2025, have a projected total cost of $436,100,000, of which $137,546,000 remained to be invested as of September 30, 2025.

During the third quarter of 2025, EastGroup transferred four projects to the operating portfolio (at the earlier of 90% occupancy or one year after completion). The projects, which are located in Miami and Atlanta, contain 864,000 square feet and were collectively 55% leased as of October 22, 2025.

The development projects transferred to the operating portfolio during the first nine months of 2025 are detailed in the table below:

Development and Value-Add Properties Transferred to the Operating Portfolio in 2025	Location	Size	Conversion Date	Cumulative Cost as of 9/30/25	Percent Leased as of 10/22/25
		(Square feet)		(In thousands)

SunCoast 9	Fort Myers, FL	111,000	02/2025	$15,996	32%
Northeast Trade Center 1	San Antonio, TX	264,000	03/2025	28,866	100%
Horizon West 6	Orlando, FL	87,000	04/2025	11,970	100%
Basswood 3-5	Fort Worth, TX	351,000	05/2025	49,992	70%
Crossroads 1	Tampa, FL	124,000	05/2025	19,428	100%
Eisenhauer Point 10-12	San Antonio, TX	223,000	05/2025	28,680	48%
Braselton 3	Atlanta, GA	115,000	07/2025	14,770	33%
Gateway South Dade 1 & 2	Miami, FL	169,000	07/2025	34,407	28%
Riverside 1 & 2	Atlanta, GA	284,000	07/2025	34,088	100%
Cass White 1 & 2	Atlanta, GA	296,000	09/2025	34,616	37%
Total Projects Transferred		2,024,000		$272,813	66%

Projected Stabilized Yield(1)	7.1%

(1) Weighted average yield based on projected stabilized annual property net operating income on a straight-line basis at 100% occupancy divided by projected total costs.

DIVIDENDS

EastGroup declared a cash dividend of $1.55 per share of common stock in the third quarter of 2025, which represented a 10.7% increase over the previous quarter’s dividend. The third quarter dividend, which was paid on
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

October 15, 2025, was the Company’s 183rd consecutive quarterly cash distribution to shareholders. The Company has increased or maintained its dividend for 33 consecutive years and has increased it 30 years over that period, including increases in each of the last 14 years. The annualized dividend rate of $6.20 per share represents a dividend yield of 3.4% based on the closing stock price of $180.67 on October 22, 2025.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 14.1% at September 30, 2025.  The Company’s interest and fixed charge coverage ratio was 16.8x and 15.9x for the three and nine months ended September 30, 2025, respectively. The Company’s ratio of debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) was 2.9x and 3.0x for the three and nine months ended September 30, 2025, respectively. EBITDAre and the Company’s interest and fixed charge coverage ratio are non-GAAP financial measures defined under Definitions later in this release. Refer to the schedule “Reconciliations of GAAP to Non-GAAP Measures” attached for the calculation of the Company’s interest and fixed charge coverage ratio, the debt to EBITDAre ratio, and the reconciliation of Net Income to EBITDAre.

During the third quarter of 2025, EastGroup settled remaining outstanding forward equity sale agreements that were previously entered into under its continuous common equity offering program by issuing 647,758 shares of common stock in exchange for net proceeds of approximately $117,066,000.

In August 2025, EastGroup repaid $20,000,000 senior unsecured notes at maturity with a fixed interest rate of 3.80%. Subsequent to September 30, 2025, the Company repaid maturing debt totaling $75,000,000 with a weighted average fixed interest rate of 3.98%.

OUTLOOK FOR 2025

We now estimate EPS for 2025 to be in the range of $4.85 to $4.89 and FFO per share attributable to common stockholders for 2025 to be in the range of $8.94 to $8.98. The table below reconciles projected net income attributable to common stockholders to projected FFO. The Company is providing a projection of estimated net income attributable to common stockholders solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

EastGroup’s projections are based on management’s current beliefs and assumptions about our business, the industry and the markets in which we operate; there are known and unknown risks and uncertainties associated with these projections. We assume no obligation to update publicly any forward-looking statements, including our Outlook for 2025, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures included in this earnings release and “Risk Factors” disclosed in our annual and quarterly reports filed with the Securities and Exchange Commission for more information.

The following table presents the guidance range for 2025:

	Low Range		High Range
	Q4 2025	Y/E 2025	Q4 2025	Y/E 2025
	(In thousands, except per share data)

Net income attributable to common stockholders	$66,611	256,276	68,723	258,388
Depreciation and amortization	55,899	215,651	55,899	215,651
Funds from operations attributable to common stockholders*	$122,510	471,927	124,622	474,039

Weighted average shares outstanding - Diluted	53,364	52,809	53,364	52,809
Per share data (diluted):
Net income attributable to common stockholders	$1.25	4.85	1.29	4.89
Funds from operations attributable to common stockholders	2.30	8.94	2.34	8.98
*This is a non-GAAP financial measure. Please refer to Definitions.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

The following assumptions were used for the mid-point:

Metrics	Revised Guidance for Year 2025	July Earnings Release Guidance for Year 2025	Actual for Year 2024
FFO per share	$8.94 - $8.98	$8.89 - $9.03	$8.35
FFO per share increase over prior year	7.3%	7.3%	7.2%
FFO per share, excluding gain on involuntary conversion and business interruption claims	$8.90 - $8.94	$8.85 - $8.99	$8.31
FFO per share increase over prior year, excluding gain on involuntary conversion and business interruption claims	7.3%	7.3%	7.9%
Same PNOI growth: cash basis (1)	6.4% - 7.0% (2)	6.0% - 7.0% (2)	5.6%
Average month-end occupancy — Operating portfolio	95.6% - 96.2%(3)	95.6% - 96.4%(3)	96.8%
Development starts:
Square feet	1.5 million	1.7 million	1.6 million
Projected total investment	$200 million	$215 million	$230 million
Operating property acquisitions	$170 million	$160 million	$390 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$50 million	$60 million	$14 million
Gross capital proceeds (4)	$465 million	$265 million	$724 million
General and administrative expense	$23.5 million	$23.4 million	$20.6 million

(1) Excludes straight-line rent adjustments, amortization of market rent intangibles for acquired leases, and income from lease terminations.
(2) Includes properties which have been in the operating portfolio since 1/1/24 and are projected to be in the operating portfolio through 12/31/25; includes 54,277,000 square feet.
(3) Represents estimated average month-end occupancy from January-December 2025. Average month-end occupancy for October-December 2025 is estimated to be between 95.8%-96.4%.
(4) Gross capital proceeds includes proceeds raised from external sources, such as new long-term debt or equity issuances; excludes borrowings on the unsecured bank credit facilities.

DEFINITIONS

Net income is used by the Company’s management as the primary measure of operating results in making decisions. Investor and industry analysts primarily utilize two supplemental operating performance measures in analyzing operating results, which include: (1) funds from operations attributable to common stockholders (“FFO”), including FFO as adjusted as described below, and (2) property net operating income (“PNOI”), as defined below.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  Nareit’s guidance allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a real estate investment trust’s (“REIT’s”) business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, is calculated as FFO (as defined above), adjusted to exclude gains on involuntary conversion and business interruption claims. The Company believes that this exclusion presents a more meaningful comparison of operating performance across periods.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

PNOI is defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments. EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI, Excluding Income from Lease Terminations, as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI, Excluding Income from Lease Terminations, on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on a straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. “Same Properties” is defined as operating properties owned during the entire current period and prior year reporting period. Operating properties are stabilized real estate properties (land including building and improvements) that make up the Company’s operating portfolio. Properties developed or acquired are excluded from the same property pool until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded. A key component of the change in PNOI is the rental rate change on new and renewal leases. The Company calculates rental rate changes on new and renewal leases on a cash basis and straight-line basis. The cash basis rental changes are calculated as the difference, weighted by square feet, of the annualized base rent due the first month of the new lease’s term and the annualized base rent of the rent due the last month of the former lease’s term, for leases signed during the reporting period. If free rent, discounts, or premiums are in the lease terms, then the first full rent value is used. The straight-line basis rental changes are calculated as the difference, weighted by square feet, of the average rent over the life of the new lease and the average rent over the life of the former lease, for leases signed during the reporting period. Rent amounts exclude amortization of market rent intangibles for acquired leases, hold over rent, and base stop amounts. These calculations exclude leases with terms of less than 12 months and leases for first generation space on properties acquired or developed by EastGroup.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) is also used by the Company’s management as a key performance measure. EBITDAre is computed in accordance with standards established by Nareit and defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used by the Company’s management to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

Debt-to-EBITDAre ratio is a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, and is used by the Company’s management in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratio is a non-GAAP financial measure calculated by dividing the Company’s EBITDAre by its interest expense. The Company believes this ratio is useful to investors because it provides a basis for analysis of the Company’s leverage, operating performance and its ability to service the interest payments due on its debt.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its third quarter, review the Company’s current operations, and present its earnings outlook for 2025 on Friday, October 24, 2025, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-800-836-8184 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Friday, October 24, 2025.  The telephone replay will be available through October 31, 2025, and can be accessed by dialing 1-888-660-6345 (access code 62364#). The webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), a member of the S&P Mid-Cap 400 and Russell 2000 Indexes, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in high-growth markets throughout the United States with an emphasis in the states of Texas, Florida, California, Arizona and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 20,000 to 100,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  The Company’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 64.4 million square feet.  EastGroup Properties, Inc. press releases are available at www.eastgroup.net.

The Company announces information about the Company and its business to investors and the public using the Company's website (eastgroup.net), including the investor relations website (investor.eastgroup.net), filings with the Securities and Exchange Commission, press releases, public conference calls, and webcasts. The Company also uses social media to communicate with its investors and the public. While not all the information that the Company posts to the Company's website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Therefore, the Company encourages investors, the media, and others interested in the Company to review the information that it posts on the social media channels, including Facebook (facebook.com/eastgroupproperties), LinkedIn (linkedin.com/company/eastgroup-properties-inc), and X (X.com/eastgroupprop). The list of social media channels that the company uses may be updated on its investor relations website from time to time. The information contained on, or that may be accessed through, our website or any of our social media channels is not incorporated by reference into, and is not a part of, this document.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects,” “goals,” “plans” or variations of such words and similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. For instance, the amount, timing and frequency of future dividends is subject to authorization by the Company’s Board of Directors and will be based upon a variety of factors. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•international, national, regional and local economic conditions and conflicts;
•the competitive environment in which the Company operates;
•fluctuations of occupancy or rental rates;
•potential defaults (including bankruptcies or insolvency) on or non-renewal of leases by tenants, or our ability to lease space at current or anticipated rents, particularly in light of the ongoing uncertainty around interest rates, tariffs and general economic conditions;
•disruption in supply and delivery chains;
•increased construction and development costs, including as a result of tariffs or the recent inflationary environment;
•acquisition and development risks, including failure of such acquisitions and development projects to perform in accordance with our projections or to materialize at all;
•potential changes in the law or governmental regulations and interpretations of those laws and regulations, including changes in real estate laws, real estate investment trust (“REIT”) or corporate income tax laws, potential changes in zoning laws, or increases in real property tax rates, and any related increased cost of compliance;
•our ability to maintain our qualification as a REIT;
•natural disasters such as fires, floods, tornadoes, hurricanes, earthquakes or other extreme weather events, which may or may not be directly caused by longer-term shifts in climate patterns, could destroy buildings and damage regional economies;
•the availability of financing and capital, increases in or long-term elevated interest rates, and our ability to raise equity capital on attractive terms;
•financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest, and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•our ability to retain our credit agency ratings;
•our ability to comply with applicable financial covenants;
•credit risk in the event of non-performance by the counterparties to our interest rate swaps;
•how and when pending forward equity sales may settle;
•lack of or insufficient amounts of insurance;
•litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;
•our ability to attract and retain key personnel or lack of adequate succession planning;
•risks related to the failure, inadequacy or interruption of our data security systems and processes, including security breaches through cyber attacks;
•pandemics, epidemics or other public health emergencies, such as the coronavirus pandemic;
•potentially catastrophic events such as acts of war, civil unrest and terrorism; and
•environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

All forward-looking statements should be read in light of the risks identified in Part I, Item 1A. Risk Factors within the Company’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings and current reports filed with the SEC.
The Company assumes no obligation to update publicly any forward-looking statements, including its Outlook for 2025, whether as a result of new information, future events or otherwise.

CONTACT

Investor@eastgroup.net
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
REVENUES
Income from real estate operations	$182,089	162,861	531,989	474,268
Other revenue	47	15	1,882	1,922
	182,136	162,876	533,871	476,190
EXPENSES
Expenses from real estate operations	48,004	44,163	143,127	131,017
Depreciation and amortization	54,131	48,917	159,663	139,749
General and administrative	5,607	5,154	18,851	16,576
Indirect leasing costs	199	159	633	556
	107,941	98,393	322,274	287,898
OTHER INCOME (EXPENSE)
Interest expense	(7,685)	(9,871)	(23,400)	(29,764)
Gain on sales of real estate investments	—	—	—	8,751
Other	447	582	1,510	1,874
NET INCOME	66,957	55,194	189,707	169,153
Net income attributable to noncontrolling interest in joint ventures	(14)	(14)	(42)	(42)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	66,943	55,180	189,665	169,111
Other comprehensive loss — Interest rate swaps	(2,139)	(15,747)	(13,202)	(10,948)
TOTAL COMPREHENSIVE INCOME	$64,804	39,433	176,463	158,163

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.26	1.13	3.61	3.50
Weighted average shares outstanding — Basic	53,159	48,864	52,544	48,324
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.26	1.13	3.60	3.49
Weighted average shares outstanding — Diluted	53,264	48,999	52,624	48,435

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$66,943	55,180	189,665	169,111
Depreciation and amortization	54,131	48,917	159,663	139,749
Company’s share of depreciation from unconsolidated investment	31	32	93	94
Depreciation and amortization attributable to noncontrolling interest	(2)	(2)	(4)	(4)
Gain on sales of real estate investments	—	—	—	(8,751)
Gain on sales of non-operating real estate	—	—	—	(222)
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS*	121,103	104,127	349,417	299,977
Gain on involuntary conversion and business interruption claims	—	—	(1,763)	(1,708)
FFO ATTRIBUTABLE TO COMMON STOCKHOLDERS, EXCLUDING GAIN ON INVOLUNTARY CONVERSION AND BUSINESS INTERRUPTION CLAIMS*	$121,103	104,127	347,654	298,269

NET INCOME	$66,957	55,194	189,707	169,153
Interest expense (1)	7,685	9,871	23,400	29,764
Depreciation and amortization	54,131	48,917	159,663	139,749
Company’s share of depreciation from unconsolidated investment	31	32	93	94
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	128,804	114,014	372,863	338,760
Gain on sales of real estate investments	—	—	—	(8,751)
Gain on sales of non-operating real estate	—	—	—	(222)
EBITDA FOR REAL ESTATE (“EBITDAre”)*	$128,804	114,014	372,863	329,787

Debt	$1,479,819	1,623,170	1,479,819	1,623,170
Debt-to-EBITDAre ratio*	2.9	3.6	3.0	3.7

EBITDAre*	$128,804	114,014	372,863	329,787
Interest expense (1)	7,685	9,871	23,400	29,764
Interest and fixed charge coverage ratio*	16.8	11.6	15.9	11.1

DILUTED PER COMMON SHARE DATA FOR EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.26	1.13	3.60	3.49
FFO attributable to common stockholders*	$2.27	2.13	6.64	6.19
FFO attributable to common stockholders, excluding gain on involuntary conversion and business interruption claims*	$2.27	2.13	6.61	6.16
Weighted average shares outstanding for EPS and FFO purposes— Diluted	53,264	48,999	52,624	48,435

(1) Net of capitalized interest of $5,389 and $4,907 for the three months ended September 30, 2025 and 2024, respectively; and $15,889 and $14,797 for the nine months ended September 30, 2025 and 2024, respectively.

*This is a non-GAAP financial measure. Please refer to Definitions.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

NET INCOME	$66,957	55,194	189,707	169,153
Gain on sales of real estate investments	—	—	—	(8,751)
Gain on sales of non-operating real estate	—	—	—	(222)
Interest income	(174)	(306)	(683)	(822)
Other revenue	(47)	(15)	(1,882)	(1,922)
Indirect leasing costs	199	159	633	556
Depreciation and amortization	54,131	48,917	159,663	139,749
Company’s share of depreciation from unconsolidated investment	31	32	93	94
Interest expense (1)	7,685	9,871	23,400	29,764
General and administrative expense (2)	5,607	5,154	18,851	16,576
Noncontrolling interest in PNOI of consolidated joint ventures	(15)	(16)	(46)	(47)
PROPERTY NET OPERATING INCOME (“PNOI”)*	134,374	118,990	389,736	344,128
PNOI from 2024 and 2025 acquisitions	(8,116)	(2,010)	(22,135)	(4,080)
PNOI from 2024 and 2025 development and value-add properties	(6,951)	(4,338)	(18,264)	(9,987)
PNOI from 2024 and 2025 operating property dispositions	—	(51)	(40)	(329)
Other PNOI	215	20	928	122
SAME PNOI (Straight-Line Basis)*	119,522	112,611	350,225	329,854
Lease termination fee income from same properties	(101)	(1,745)	(893)	(1,957)
SAME PNOI, EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)*	119,421	110,866	349,332	327,897
Straight-line rent adjustments for same properties	(2,820)	(1,672)	(7,277)	(5,379)
Acquired leases — Market rent adjustment amortization for same properties	(447)	(521)	(1,438)	(1,666)
SAME PNOI, EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)*	$116,154	108,673	340,617	320,852

(1) Net of capitalized interest of $5,389 and $4,907 for the three months ended September 30, 2025 and 2024, respectively; and $15,889 and $14,797 for the nine months ended September 30, 2025 and 2024, respectively.

(2) Net of capitalized development costs of $1,716 and $1,903 for the three months ended September 30, 2025 and 2024, respectively; and $5,387 and $6,158 for the nine months ended September 30, 2025 and 2024, respectively.

*This is a non-GAAP financial measure. Please refer to Definitions.